FILED
                                                99   APR 26   AM 11:36
                                                    SECRETARY OF STATE
                                                  TALLAHASSEE, FLORIDA

                          ARTICLES OF MERGER
                                  OF
                 INDUSTRIAL RUBBER INNOVATIONS, INC.
                        (A NEVADA CORPORATION)
                                 INTO
                          EPL VENTURES CORP
                       (A FLORIDA CORPORATION)


     The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section
607.1105, F.S.

FIRST: The name and jurisdiction of the SURVIVING corporation is:

               EPL Ventures Corp, a Florida corporation

SECOND:   The name and jurisdiction of each MERGING corporation is:

               Industrial Rubber Innovations, Inc., a Nevada corporation

THIRD:    The Plan of Merger is attached.

FOURTH: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

FIFTH: The Plan of Merger was adopted by the shareholders of the surviving corporation by written consent on April 12, 1999.

SIXTH: The Plan of Merger was adopted by the shareholders of the merging corporation by written consent on April 12, 1999.


EPL VENTURES CORP.,                   INDUSTRIAL RUBBER
A FLORIDA CORPORATION                   INNOVATIONS, INC.,
                                      A NEVADA CORPORATION


/s/   Nora Coccaro                      /s/   John Proulx
By:  Nora Coccaro                       By:    John Proulx
Its: President                          Its:     President

                                                                 FILED
                                                99   APR 26   AM 11:36
                                                    SECRETARY OF STATE
                                                  TALLAHASSEE, FLORIDA

                            PLAN OF MERGER


     The following plan of merger is submitted in compliance with section 607.1101, F.S. and in accordance with the laws of any other applicable jurisdiction of incorporation.

FIRST: The name and jurisdiction of the SURVIVING corporation is:

               EPL Ventures Corp, a Florida corporation

SECOND:   The name and jurisdiction of each MERGING corporation is:

               Industrial Rubber Innovations, Inc., a Nevada corporation

THIRD:    The terms and conditions of the merger are as follows:

          Effective on the date the Articles of Merger are filed with the State of Florida, the Merging Corporation will merge into the Surviving Corporation, and the existence of the Merging Corporation will cease. The shareholders of the Merging Corporation (the "Merging Shareholders"), representing an aggregate of 3,800 shares, will exchange each of their shares in the Merging Corporation for 1,000 shares of common stock in the Surviving Corporation. In addition, the Merging Shareholders will receive an aggregate of 2,000,000 warrants to acquire common stock of the Surviving Corporation. Prior to the exchange by the Merging Shareholders as described above, the outstanding common stock of the Surviving Corporation will undergo a 1 for 5 reverse stock split so that there will then be issued and outstanding 3,444,000 shares of common stock. Subsequent to the transactions described herein, there will be issued and outstanding an aggregate of 7,244,000 shares of common stock issued and outstanding in the Surviving Corporation. Finally, on the Effective Date, the name of the Surviving Corporation will be changed to Industrial Rubber Innovations, Inc. A complete executed Plan and Agreement of Merger is on file at the Surviving Corporation's registered office or other place of business and shall be furnished, on request, to any owner of either the Merging Corporation or the Surviving Corporation.

FOURTH: The manner and basis of converting the shares of each corporation into shares, obligations, or other securities of the surviving corporation or any other corporation or, in whole or in part, into cash or other property and the manner and basis of converting rights to acquire shares of each corporation into rights to acquire shares, obligations, or other securities of the surviving or any other corporation or, in whole or in part, into cash or other property is as follows:

          (1) At the time this Amendment becomes effective, each five shares of common stock, $.001 par value per share, of the Corporation issued and outstanding at such time shall be, and hereby is, changed and reclassified into one fully-paid and nonassessable share of common stock, $.001 par value per share, of the Corporation authorized by such Amendment, with the result that the number of shares of common stock of the Corporation issued and outstanding immediately prior to the taking of effect of this Amendment is 17,220,000 shares of common stock, $.001 par value per share, and the number of shares of common stock of the Corporation issued and outstanding immediately following the taking of effect of this Amendment is 3,444,000 shares of common stock, $.001 par value per share. At any time after this Amendment becomes effective, each certificate representing any shares of common stock, $.001 par value per share, of the Corporation outstanding immediately prior to the taking of effect of this Amendment (collectively, the "Old Certificates") shall be exchangeable for a certificate representing shares of common stock, $.001 par value per share, of the Corporation authorized by such Amendment (collectively, the "New Certificates"), in the ratio for such reclassification stated above (i.e., 1 : 5) through the surrender of such Old Certificates by the holders of record thereof to the Secretary of this Corporation at the principal office of the Corporation.

          (2) Upon surrender for exchange by each shareholder of an Old Certificate, the Corporation shall issue and deliver to each such shareholder a New Certificate representing one share of common stock, $.001 par value per share, of the Corporation for each five shares of common stock, $.001 par value per share, of the Corporation issued and outstanding immediately prior to the taking of effect of this Amendment. The reclassification of issued and outstanding shares of common stock, $.001 par value per share, of the Corporation into shares of common stock, $.001 par value per share, of the Corporation shall be deemed to occur when this Amendment becomes effective and neither the surrender of the Old Certificates nor the issuance of the New Certificates shall be a necessary condition for the effectiveness of such reclassification. Each Old Certificate shall be canceled upon its surrender and the issuance of a New Certificate evidencing such shares as so reclassified. Consequently, the stated capital of this Corporation shall remain unchanged following the taking of effect of this Amendment.

FIFTH: Amendments to the articles of incorporation of the surviving corporation are indicated below:

                          "Articles I - Name

               The name of this corporation is Industrial Rubber
          Innovations, Inc.

                      Article IV - Capital Stock

               This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is Fifty Million (50,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Five Million (5,000,000) shares, par value $0.001.

               The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Florida. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          The outstanding shares of common stock are subject to a 1 to 5 reverse stock split."